Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-258326) and Registration Statement on Form S-8 (No. 333-262316) of LM Funding America, Inc. and its subsidiaries (collectively, the “Company”) of our report dated April 1, 2024, relating to the audited consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 19, 2024